Exhibit 23.1

CONSENT OF QUALIFIED PERSON

The undersigned hereby consents to:

(i)	The filing of the technical report summary entitled “S-K 1300 Technical Report Summary on the Das Neves Lithium Project” (the “Technical Report Summary”), with effective date of August 10, 2022 and signature date of August 31, 2022, that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (“Regulation S-K 1300”) as Exhibit 96.1 to the Current Report on Form 8-K dated September 7, 2022 (the “Form 8-K”) of Brazil Minerals, Inc. (the “Company”) being filed with the U.S. Securities and Exchange Commission (the “Commission”); and

(ii)	The incorporation by reference of such Technical Report Summary into the Company’s Form S-1 Registration Statement as filed with the Commission on January 28, 2022 (File No. 333-262399), and any amendments thereto (the “Form S-1”); and

(iii)	The use of and reference to our name SLR International Corporation, including our status as an expert or “qualified person” (as defined in Regulation S-K 1300) in connection with the Technical Report Summary; and

(iv)	The use of and reference to any chapters, extracts, figures, charts, and/or other data from the Technical Report Summary, with proper reference to the Technical Report Summary.

SLR International Corporation is responsible for authoring, and this consent pertains to, the Technical Report Summary.

SLR International Corporation

Per: /s/ Richard J. Lambert
Richard J. Lambert, P.E., P.Eng. Global Technical Director, Technical Director, Mining Advisory US

Date: September 7, 2022